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                                                                       Exhibit 6

                                                 ___________________ _____, 1999



iXL Enterprises, Inc.
1888 Emery Street
Atlanta, GA 30318

      Re:  Proposed Public Offering by iXL Enterprises, Inc.
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Dear Sirs:

      The undersigned understands that the Company proposes to effect the initial public offering (the "IPO") of shares (the "Securities") of the Company's common stock, par value $.01 per share (the "Common Stock"). Further the undersigned has indicated an interest in purchasing Securities in the IPO pursuant to the Company's directed share program administered by Donaldson, Lufkin Jenrette Securities Corporation. In recognition of the benefit that participation in the IPO would confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Company that, during a period of 180 days after the closing of the IPO, the undersigned will not, without the prior written consent of the Company, directly or indirectly, (i) offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file or cause to be filed any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Common Stock, whether any such swap transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

      The foregoing paragraph shall not apply to (a) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the IPO or (b) transfers of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock to a member of the undersigned's immediate family or to a trust of which the undersigned
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or an immediate family member is the beneficiary (either one a "Transferee")
provided that upon any such transfer, the Transferee shall sign a letter substantially similar to this letter agreement agreeing not to sell, grant any option to purchase, or otherwise transfer or dispose of any such Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for the remainder of the above-referenced 180-day period.

      The undersigned agrees that the provision of this Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned and that any registration rights with respect to the offering of Securities contemplated by the IPO have been hereby waived.


                                          Very truly yours,



                                          Signature: __________________________
                                          Print Name: _________________________



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